Exhibit 23.2

Consent of Independent Auditors

The financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021 and for the years then ended, included in the Form S-1 Registration Statement of Vivid Seats Inc., have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Form S-1 Registration Statement of our report, dated December 4, 2023, on our audit of the financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in the Form S-1 Registration Statement.

/s/ Eide Bailly LLP

Las Vegas, Nevada

December 4, 2023